Exhibit 99.1

FOR IMMEDIATE RELEASE

First NBC Bank Enters Into Consent Order;
First NBC Bank Holding Company Receives Expected Nasdaq Notice Due to Delay in Filing Third Quarter Form 10-Q

NEW ORLEANS, November 17, 2016 -- First NBC Bank (the “Bank”), a wholly owned subsidiary of First NBC Bank Holding Company (NASDAQ:FNBC) (“First NBC”), today announced that the Bank has entered into a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the Louisiana Office of Financial Institutions (“OFI”). The Consent Order was issued on November 10, 2016, and requires the Bank to take certain actions.

Shivan Govindan, First NBC's Chairman of the Board, said, “First NBC is committed to addressing all the matters specified in the Consent Order and has begun the work required, all with the goal of satisfying its terms. First NBC is currently profitable and is positioned to extend our commercial customer relationships and increase share of wallet while enhancing its regulatory position.”

Under the Consent Order, the Bank has agreed, among other things, to: review the Bank's management, its loan review and problem loan identification processes, and its loan portfolio policy and procedures; formulate a strategic plan (including a plan to sustain adequate liquidity), a plan to reduce classified assets, a capital plan to meet and maintain certain minimum capital levels and a profit and budget plan; enhance internal controls; and hold additional on-balance sheet liquidity. The Bank is required to submit these plans, policies and procedures to the FDIC and Louisiana OFI for a written determination that they have no supervisory objection to them. Upon receipt of a no supervisory objection determination from the FDIC and Louisiana OFI, the Bank is required to implement and ensure adherence to the plans, policies and procedures. With respect to liquidity, in addition to the submission of a liquidity plan, the Consent Order requires the Bank to enhance its on-balance sheet liquidity on a near-term basis to achieve certain progressively higher benchmarks, including as a percentage of total deposits and total liabilities. With respect to capital, the Consent Order requires the Bank to submit a plan to achieve and maintain a Tier 1 Leverage Capital ratio equal to or greater than 10 percent of the Bank’s Average Total Assets, a Tier 1 Risk-Based Capital ratio equal to or greater than 13 percent of the Bank’s Total Risk-Weighted Assets, and a Total Risk-Based Capital ratio equal to or greater than 15 percent of the Bank’s Total Risk Weighted Assets. The Consent Order contains deadlines by which the Bank has agreed to achieve certain deliverables.  The Consent Order will continue until modified or terminated by the FDIC and the Louisiana OFI.

Mr. Govindan continued, “Many of the matters outlined in the Consent Order were initially identified earlier this year. Since that time, First NBC has devoted significant time and resources to strengthening our business and addressing the matters raised. Our recent results demonstrate the progress we have made executing our strategy. First NBC is one of Louisiana’s leading community banks, widely recognized for our superior customer service and positive contributions to the local economy. We are confident that we are taking the right steps to address the matters in the Consent Order and position First NBC for long-term success.”

First NBC also announced that it has received, as expected, a notification from the Nasdaq Stock Market (“Nasdaq”) informing First NBC that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) because it had not timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2016. First NBC had previously announced that its quarterly report would be delayed as a result of the time needed for First NBC to complete the engagement of its new auditor and for the new auditor to complete its review of First NBC’s quarterly financial statements. The Nasdaq notification letter has no immediate impact on the listing or trading of First NBC’s common stock on the Nasdaq Global Select Market. Under Nasdaq rules, First NBC has until January 17, 2017, to submit a plan to regain compliance with its reporting obligations. If First NBC is unable to cure the deficiency, or if it determines not to timely submit a compliance plan to Nasdaq, First NBC’s common stock would be subject to delisting by Nasdaq.

About First NBC Bank Holding Company
First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area and the Florida panhandle, which it serves from 39 full service banking offices located throughout its markets.

Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2015. In addition, although the Bank intends to take all actions necessary to enable it to comply with the requirements of the Consent Order, there can be no assurance that the Bank will be able to comply fully with the provisions of the Consent Order, which could result in additional regulatory requirements or restrictions, the imposition of civil money penalties against the Bank or its directors or officers, additional administrative action against the Bank, or FDIC receivership or conservatorship.  Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

For further information contact:

First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

or

Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel / Scott Bisang / Matthew Gross
(212) 355-4449